PROSPECTUS SUPPLEMENT NO. 13               Filed pursuant to Rule No. 424(b)(3)
(To Prospectus dated July 25, 2001)                           File No. 333-59246

                                $1,479,258,000
                              CENDANT CORPORATION
 Zero Coupon Senior Convertible Contingent Debt Securities (CODES SM) due 2021 and CD Common Stock Issuable Upon Conversion of the CODES

         This prospectus supplement supplements the prospectus dated July 25, 2001 of Cendant Corporation, as supplemented August 1, 2001, August 16, 2001, August 24, 2001, September 25, 2001, October 5, 2001, November 6, 2001, December 20, 2001, March 1, 2002, May 22, 2002, August 30, 2002, December 11,
2002 and March 7, 2003, relating to the sale by certain of our securityholders (including their pledgees, donees, assignees, transferees, successors and others who later hold any of the selling securityholders' interests) of up to $1,479,258,000 aggregate principal amount at maturity of CODES and the shares of CD common stock issuable upon conversion of the CODES. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

         The table of selling securityholders contained in the prospectus is hereby amended to add the entity which is named below as a selling securityholder:

                                                            Aggregate                     Number of
                                                         Principal Amount                Shares of CD   Percentage of
                                                          at Maturity of  Percentage of  Common Stock    Shares of CD
                                                            CODES That        CODES        That May      Common Stock
Name                                                       May Be Sold    Outstanding(1)  Be Sold(2)    Outstanding(3)
----                                                     ---------------- -------------- ------------   -------------
Merrill Lynch Pierce Fenner & Smith Inc.................     $655,000           *           21,877            *


         The following represents updated information regarding the selling securityholders listed in the selling securityholders table in the prospectus:


                                                            Aggregate                     Number of
                                                         Principal Amount                Shares of CD   Percentage of
                                                          at Maturity of  Percentage of  Common Stock    Shares of CD
                                                            CODES That        CODES        That May      Common Stock
Name                                                       May Be Sold    Outstanding(1)  Be Sold(2)    Outstanding(3)
----                                                     ---------------- -------------- ------------   --------------
DBAG - London........................................      $16,436,000        2.50%        548,962            *

___________

*        Less than one percent (1%).

(1) Calculated based on the $658,468,000 aggregate principal amount at maturity of the CODES outstanding as of March 31, 2003.

(2) Assumes conversion of all of the holder's CODES at a conversion rate of 33.40 shares of CD common stock per $1,000 principal amount at maturity of the CODES. This conversion rate is subject to adjustment, however, as described under "Description of the CODES - Conversion Rights". As a result, the number of shares of CD common stock issuable upon conversion of the CODES may increase or decrease in the future. Does not include shares of CD common stock that may be issued by us upon purchase of CODES by us at the option of the holder.

(3) Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 1,030,114,542 shares of CD common stock outstanding as of January 31, 2003. In calculating this amount for each holder, we treated as outstanding the number of shares of CD common stock issuable upon conversion of all of that holder's CODES, but we did not assume conversion of any other holder's CODES. Does not include shares of CD common stock that may be issued by us upon purchase of CODES by us at the option of the holder.

         Investing in the CODES or shares of CD common stock involves risks that are described in the "Risk Factors" section beginning on page 5 of the prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

           The date of this prospectus supplement is April 2, 2003.